Exhibit 99.2

FEBRUARY 22, 2022

GLAUKOS CORPORATION (NYSE: GKOS)

FOURTH QUARTER AND FULL YEAR 2021 IN REVIEW

Important Information

This document is intended to be read by investors in advance of regularly scheduled quarterly conference calls and was designed to provide a review of Glaukos Corporation’s recent financial and operational performance and general business outlook.

Please see “Forward-Looking Statements” and “Statement Regarding Use of Non-GAAP Financial Measures” in the Additional Information section of this document.

Conference Call Information

Date:	February 22, 2022

Time:	4:30 p.m. ET / 1:30 p.m. PT

Dial-in numbers:	1-888-210-2212 (U.S.), 1-646-960-0390 (International)

Confirmation ID:	7935742

Live webcast:	Events page at the Glaukos Investor Relations website at http://investors.glaukos.com or at this link.

Webcast replay:	A replay of the webcast will be archived on the Glaukos Investor Relations website following completion of the call.

FEBRUARY 22, 2022

FOUTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS SUMMARY

Business Description	Ophthalmic medical technology and pharmaceutical company focused on developing and commercializing novel, dropless platform therapies designed to disrupt the conventional standard of care and improve outcomes for patients suffering from chronic eye diseases
Disease Categories	Glaucoma Corneal Health Retinal Disease
Revenue (Growth)	4Q 2021 $73.2 million (flat vs. 4Q 2020)	FY 2021 $294.0 million (+31% growth vs. FY 2020)
Gross Margin (Non-GAAP)	4Q 2021 84.6% (versus 83.4% in 4Q 2020)	FY 2021 85.0% (versus 83.1% in FY 2020)
OPEX (Non-GAAP)	4Q 2021 $72.3 million (+18% vs. 4Q 2020)	FY 2021 $271.7 million (+15% vs. FY 2020)
Earnings Per Share (Non-GAAP)	4Q 2021 ($0.31) per share (versus ($0.02) 4Q 2020)	FY 2021 ($0.83) per share (versus ($1.15) FY 2020)

Number of Disclosed Pipeline Programs	16
Cash & Cash Equivalents, Short-Term Investments, and Restricted Cash	$423.5 million as of December 31, 2021 (versus $413.9 million as of December 31, 2020)
Guidance	FY 2022 global consolidated revenues of $265 - $275 million expected

See “Statement Regarding Use of Non-GAAP Financial Measures” and Non-GAAP reconciliations included within the Additional Information Section this document. Reconciliations for each of Non-GAAP Gross Margin, Non-GAAP OPEX, and Non-GAAP Earnings Per Share to the most directly comparable GAAP financial measure are provided.

FEBRUARY 22, 2022

Revenue Performance & Commercial Overview

Global Consolidated Revenue Performance

Glaukos reported fourth quarter net revenues of $73.2 million that were flat versus the fourth quarter of 2020 and rose 11% versus the fourth quarter of 2019. Our fourth quarter performance reflected solid execution across our global Glaucoma and Corneal Health franchises amidst continued COVID-related volatility and headwinds globally, and U.S. combination cataract glaucoma dynamics associated in particular with the 2022 Centers for Medicare and Medicaid Services (CMS) proposed Physician Fee and Facility Fee schedules (Proposed Rule) regarding reimbursement rates that were not adjusted and finalized until November 2021 (Final Rule).

For fiscal year 2021, net revenues rose 31% versus 2020 to $294 million and rose 24% versus fiscal year 2019.

Adjusting for our acquisition of Avedro in November 2019, both the fourth quarter and full year 2021 results rose versus comparable 2019 periods on a pro forma basis (please see “Additional Pro Forma Reconciliation” at the end of this document for more information).

FEBRUARY 22, 2022

Revenue Performance vs Prior Guidance

On November 4, 2021, in conjunction with the third quarter 2021 earnings call, the company provided updated guidance that it expected full year 2021 global consolidated net revenues to be in the range of $285 to $290 million. Based on the year-to-date results through the third quarter, this guidance implied fourth quarter revenue expectations of approximately $64 - $69 million.

Our actual fourth quarter and fiscal year 2021 results exceeded the midpoint of our guidance range by $5.8M, or 9%.

Franchise Revenue Performance

U.S. Glaucoma

Our fourth quarter U.S. Glaucoma net revenues were approximately $41.2 million, down year-over-year reflecting a combination of pandemic-related dynamics, and the impact of the 2022 CMS combination-cataract reimbursement on customer ordering patterns and competitive trialing activities in advance of the final rates being implemented on January 1, 2022.

Our commercial team continues to successfully train and educate our current and prospective surgeon customers on the favorable long-term risk-benefit profile of our iStent® family of technologies and advance Micro-Invasive Glaucoma Surgery (MIGS) towards the standard of care for glaucoma. We remain focused on maximizing the access to our sight-saving technologies and overall care for glaucoma patients domestically. We acknowledge that we may face near-term headwinds in combination-cataract glaucoma domestically based on the cuts in professional reimbursement that, despite improving in the CMS Final Rule, remain substantially below more invasive alternatives. We have prepared for this potential scenario and are focused on executing our strategy, but at the same time, we will remain prudent as it relates to forward guidance as we navigate the year ahead.

For fiscal year 2021, U.S. Glaucoma net revenues grew 28% versus 2020 to approximately $171 million.

FEBRUARY 22, 2022

International Glaucoma

Our fourth quarter International Glaucoma net revenues were approximately $15.9 million, representing year-over-year growth of 8%, or 12% on a constant currency basis, versus 4Q 2020.

Growth internationally during the fourth quarter was broad-based, but similar to the U.S., we continued to experience intermittent COVID disruptions in many of our global markets that accelerated towards the end of the fourth quarter and beginning of 2022 in several key European and Asia-Pacific markets in particular. We remain early in our penetration of the international opportunity and continue to make significant investments in our commercial sales and market access efforts in existing markets globally while selectively pursuing geographic expansion opportunistically.

For fiscal year 2021, International Glaucoma net revenues grew 34% versus 2020 to $61 million.

Corneal Health

Our fourth quarter Corneal Health net revenues were approximately $16.2 million, representing year-over-year growth of 9% versus 4Q 2020.

The fourth quarter performance was driven by U.S. Photrexa® record sales of $13.5 million along with a continued trend of healthy new U.S. Photrexa account starts, partially offset again by COVID-related headwinds and sequentially lower international revenues. Moving forward, our focus remains on executing our commercial and market development strategies and building upon the strong momentum we are experiencing within this emerging growth franchise for Glaukos.

For fiscal year 2021, Corneal Health net revenues grew 36% versus 2020 to approximately $62 million.

Additional Commercial Updates & Commentary

We have had several additional positive commercial updates worth highlighting here:

✓	PRESERFLO® MicroShunt® initial commercial launch activities commenced during the fourth quarter in Canada, and we are preparing for a controlled launch in Australia during the first half of 2022

✓	iPRIME™ Food and Drug Administration (FDA) 510(k) clearance was received in January 2022 and we are planning for a controlled commercial launch in the second quarter of 2022

✓	Initial commercial launch activities commenced for iStent inject® in India during the fourth quarter of 2021

✓	Secured improved CMS facility and professional fee reimbursement for trabecular bypass in combination with cataract surgery during the Final Rule in November 2021

COVID-19 Update:

It is clear that the pandemic, and subsequent global recovery continues to pressure labor markets, the global supply chain, and commerce in general. We and our customers are not immune to these realities and risks as we move forward, but we have been pleased with our ability to navigate them thus far. The impact of the Omicron variant as we entered into 2022 has varied by geography with more strict government-driven lockdowns in markets like Australia and Canada versus the U.S. where hospitals have at times had to restrict elective procedures as sites dealt with the impact of increased numbers of staff members testing positive given how pervasive this wave of COVID has been globally.

FEBRUARY 22, 2022

2022 Revenue Guidance

Glaukos expects full year 2022 global consolidated net sales of $265 - $275 million. This guidance attempts to take into consideration:

•	Covid-19 headwinds based on the facts and circumstances as they exist today, including the impact of Omicron on the first quarter of 2022 in particular

•	The potential impact on U.S. Glaucoma volumes from the 2022 CMS Final Rule related to professional fee reimbursement for combination-cataract trabecular bypass surgery

•	Potential early launch contribution from iPRIME, iStent infinite®, and other new products as 2022 progresses

We would also remind investors to factor in our typical underlying seasonality patterns and COVID-related trends and risks that are outside of our control.

FEBRUARY 22, 2022

Research & Development / Pipeline Overview

Pipeline Summary

Our five key dropless technology therapy platforms designed to disrupt traditional treatment paradigms and generate cascades of future innovation are as follows:

1.	iStent micro-scale surgical devices

2.	iDose® sustained-release pharmaceuticals

3.	iLution™ transdermal pharmaceuticals

4.	iLink™ bio-activated pharmaceuticals

5.	Retina XR™ bio-erodible sustained-release pharmaceuticals

Glaukos Pipeline Summary

Market	Platform	Product	Patient	U.S. Status
	1 iStent micro-surgical device	iPrime	Delivery of viscoelastic during ophthalmic surgery	FDA Clearance Received
GLAUCOMA		iStent / iStent inject / iStent inject W	Mild-to-moderate primary open-angle glaucoma in combination with cataract surgery	FDA Approved
		iStent infinite	Glaucoma (failed on prior surgical therapy) Standalone	Submission Filed
		iStent infinite	Earlier Intervention Glaucoma Standalone	IDE Pending
		PRESERFLO MicroShunt	Advanced-Refractory Glaucoma Standalone	PMA Submitted; review ongoing
	2 iDose sustained-release pharmaceutical	iDose TR	Ocular Hypertention - Refactory Glaucoma	Phase 3; NDA filing targeted for 2022
		iDose TREX	Ocular Hypertention - Refactory Glaucoma	Pre-clinical
		iDose ROCK	Ocular Hypertention - Refactory Glaucoma	Pre-clinical
	3 iLution trandermal sustained-release pharmaceutical	GLK-311	Glaucoma	Pre-clinical
CORNEA		GLK-301	Dry Eye Disease	Phase 2; actively enrolling
		GLK-302	Presbyopia	Phase 2; actively enrolling
			Blepharitis	Pre-clinical
	4 iLink bioactivated pharmaceutical	Photrexa (Epi-off)	Keratoconus	FDA Approved
		Epioxa (Epi-on)	Keratoconus	Phase 3; NDA filing targeted for 2022
		Third-Generation	Keratoconus	Phase 2 trial targeted for 2022
RETINA	5 Retina XR bio-erodible sustained-release pharmaceutical	GLK-401 (IVT Multi-Kinase Inhibitor)	Age-Related Macular Degeneration (AMD) Diabetic Macular Edema (DME)	Pre-clinical
		GLK-411 (IVT Triamcinolone)	DME	Pre-clinical

FEBRUARY 22, 2022

Key R&D and Pipeline Updates

As you can see, there is significant internal enthusiasm when it comes to the substantial potential value that we believe our pipeline programs may create. As a testament to this, we are continuing to successfully invest in and advance our fulsome pipeline of core novel platforms, supported by over $300 million of self-funded investment into our R&D programs since 2018 alone. Recent updates in our pipeline include:

✓	iStent infinite FDA 510(k) submission (4Q 2021)

✓	iPRIME FDA 510(k) clearance (January 2022)

✓	Commencement of Phase 2 clinical trials for GLK-301 (iLution – Dry Eye Disease) and GLK-302 (iLution – Presbyopia) (January 2022)

✓	iDose TR Phase 2b 36-month data announcement (January 2022)

✓	PRESERFLO MicroShunt PMA submission remains with the FDA, but they have now gathered and are evaluating the additional input provided by select glaucoma surgeons to ensure a complete evaluation of the clinical data submitted in the PMA

It is worth noting that we have experienced longer lead times, higher costs, and intermittent disruptions with third party partners, suppliers, and clinical sites that have affected our pilot manufacturing operations, research, and clinical development activities throughout the pandemic, including in recent quarters.

FEBRUARY 22, 2022

Other Financial Performance Overview

As a reminder, we discuss our financial performance on a non-GAAP or pro forma basis and summarize our GAAP performance. We encourage investors to review our GAAP to non-GAAP reconciliation which can be found in our earnings press release, the Additional Information section contained herein, as well as the Investor Relations section of our website.

Fourth quarter 2021 financial performance summary:

4Q 2021: 85% 4Q 2020: 83% YoY ∆: +120bps	• Please note that our non-GAAP adjustments to cost of goods sold include substantial amounts related to Avedro acquisition accounting
4Q 2021: $46.7M 4Q 2020: $40.2M YoY ∆: +16%

• 13% sequential increase vs $41.2M in 3Q 2021 and 7% vs $43.6M in 2Q 2021

• Increasing commercial and G&A spending associated with broader economic recovery

• 3Q 2021 lowered by non-recurring items in the quarter

4Q 2021: $25.5M 4Q 2020: $21.3M YoY ∆: +20%	• 11% sequential decline vs $28.7M in 3Q 2021 and 6% increase vs $24.1M in 2Q 2021 • 3Q 2021 included elevated pilot operations spending associated with our Epi-on™ and iDose programs
4Q 2021: $72.3M 4Q 2020: $61.5M YoY ∆: +18%	• Continued restoration of expansionary spending as the recovery warrants, a trend that we would expect moving forward • 3% sequential increase vs $69.9M in 3Q 2021
Operating Loss 4Q 2021: ($10.3M) 4Q 2020: ($0.4M)	• Net Loss of ($14.3M) in 4Q 2021 vs ($0.8M) in 4Q 2020 • Net Loss per share was ($0.31) in 4Q 2021 vs ($0.02) in 4Q 2020
4Q 2021: $9.3M 4Q 2020: $2.1M YoY ∆: +$7.2M

• Capital expenditures remained elevated versus historical levels as we enhance and expand facilities in Southern California and Boston

• Trend expected to continue through 2022 before moderating to levels more consistent with historical norms

4Q 2021: $423M 4Q 2020: $414M YoY ∆: +$9.5M	• Operating and capital investments in 2021 were primarily offset by proceeds from litigation settlement and financing cash inflows

FEBRUARY 22, 2022

For the full year 2021, global consolidated net sales were $294 million, an increase of 31% versus 2020, non-GAAP gross margin was approximately 85%, non-GAAP operating expenses were $271.7 million, non-GAAP operating loss was ($21.8) million, non-GAAP net loss was ($38.6) million, and non-GAAP net loss per share was ($0.83).

Other Important Updates

⮚	The Company announced several Executive Management Changes on February 7, 2022 that will become effective April 1, 2022

o	Joseph Gilliam will assume the new role of President and Chief Operating Officer

o	Chris Calcaterra will assume the new role of Executive Vice President, Global Commercial Operations

o	Alex Thurman, our current VP of Finance, will succeed Joseph to become our new Chief Financial Officer

o	Tomas Navratil, Ph.D., our current SVP of R&D, will assume the new role of Chief Development Officer

⮚	The Company announced a favorable settlement in its IP litigation with Ivantis in September 2021

o	The first $30 million payment was made in the third quarter of 2021

o	The second $30 million payment was received in the first quarter of 2022

o	Ongoing 10% royalty through April 2025 on Hydrus® Microstent U.S. sales and any international sales supplied out of the U.S.

FEBRUARY 22, 2022

Annual Supplement Provided annually in conjunction with the fourth quarter earnings call

FEBRUARY 22, 2022

2021 In Review

2021 was a year of remaining focused and executing through external challenges.

One, we successfully executed in our current core franchises by driving new adoption and deeper penetration globally for our transformative MIGS and iLink solutions, realizing considerable improvement in the CMS 2022 Final Rule for the new Category 1 combo-cataract MIGS codes versus the Proposed Rule, and delivering a favorable IP settlement outcome.

Two, we advanced our near-term pipeline, bringing a number of promising investigational therapies closer to becoming commercial realties, with favorable data announcements for iDose TR, iStent infinite, and Epi-on. In addition, we completed patient enrollment and randomization in our ongoing Phase 3 clinical program for iDose TR and advanced several other important products including iPRIME and the PRESERFLO MicroShunt.

Three, we progressed our earlier-stage pipeline programs with a newly-established licensing agreement with Attillaps, encouraging R&D progress on preclinical programs such as iDose TREX and iDose ROCK, and most recently, the commencement of two Phase 2 clinical trials in Dry Eye Disease and presbyopia.

Four, we grew our global teams and infrastructure, concluded the implementation of a global systems upgrade, and completed our Avedro integration ahead of schedule despite the pandemic.

FEBRUARY 22, 2022

Looking Forward to 2022

As we enter the next phase of our pioneering journey and look forward to 2022, we hope to:

✓	evolve our combo-cataract MIGS franchise through new product offerings while entering into the standalone glaucoma market and expand our International Glaucoma and Corneal Health franchises;

✓	deliver our near-term pipeline with the recent U.S. FDA clearance of iPRIME, targeted FDA clearance of iStent infinite in the first half of this year, and targeted New Drug Application (NDA) submissions for iDose TR and Epi-on by the end of this year;

✓	advance our earlier-stage pharma platforms, including for the two Phase 2 iLution trials in Dry Eye and presbyopia that commenced last month and several planned Investigational New Drug (IND) and Investigational Device Exemption (IDE) applications for our next-generation therapies; and

✓	continue to grow our global organization and infrastructure to support future growth.

FEBRUARY 22, 2022

Delivering the Portfolio for Long-Term Growth & Value Creation

While we execute commercially, we continue to self-fund and successfully advance our robust pipeline of novel, promising platform technologies that we believe can significantly expand our addressable markets and leverage our commercial platform to fundamentally transform our company over time.

Our mission is to disrupt conventional treatment paradigms to advance the existing standard of care and enrich the lives and treatment alternatives for patients worldwide suffering from sight-threatening chronic eye diseases. We believe our platforms and product candidates have the ability to generate a robust cadence of new product introductions over the coming years that can generate layers of future growth.

FEBRUARY 22, 2022

As we look forward to potential new product opportunities in the future, we plan to utilize our established best-in-class commercial organization and global direct sales infrastructure to drive scale and sales rep productivity in what we view as a very leverageable global ophthalmic sales channel.

Further we believe the strong financial profile and capital position we’ve built provides a solid foundation that has allowed us to remain on offense when it comes to successfully investing for our future, leaving us well-positioned for the next phase of our pioneering journey as we target clinical, regulatory, and commercial milestones this year and the years ahead.

FEBRUARY 22, 2022

Key Technology Platforms / Products / Product Candidates

Overview

Our platforms embody ambitious, big ideas aimed at addressing large and chronically underserved eye diseases, including for glaucoma, corneal disorders, and retinal diseases. Over the years the number of disclosed pipeline programs associated with these platforms has expanded significantly to 16 entering into 2022, a year where we believe 6 or more of these programs will have key regulatory milestones.

One such “big idea” that has underlined each of our platforms to-date is the disruption of conventional topical eye drop therapies through dropless alternatives. It is worth reminding investors that topical therapies are frequently the mainstay of ophthalmic treatment, they are often effective for many patients when taken properly and thus will always have an important role. However, a primary issue the industry has been grappling with for decades is patient non-adherence due to complex dosing regimens, forgetfulness, and instillation challenges. This is ubiquitous, rampant, well understood, and documented1. And even when patients may be compliant, they can be subject to a host of local side effects such as hyperemia, hyperchromia, periorbital fat atrophy, conjunctival changes as well as preservative toxicities which can exacerbate underlying ocular surface diseases. With our novel dropless platforms, we are taking differentiated approaches to address these well-known issues to improve patient outcomes.

1 Quigley HA Glaucoma: What Every Patient Should Know 2011; Friedman DS et al Invest Ophthalmol Vis Sci. 2007; Glaucoma Research Foundation

FEBRUARY 22, 2022

iStent Micro-Scale Surgical Devices

Our foundational iStent micro-surgical device platform primarily involves the insertion of a micro-scale device designed to reduce intraocular pressure (IOP) by restoring the natural aqueous humor outflow pathways for patients suffering from glaucoma. We believe our iStent portfolio is the industry’s most comprehensive offering of minimally-invasive, tissue-sparing glaucoma solutions, supporting our goal to provide a full range of options to fit surgeons’ individual glaucoma treatment algorithms that offer the best short- and long-term benefit-to-risk calculus at every stage of disease progression, from ocular hypertension through refractory disease, and in both combo-cataract and standalone procedures.

We are proud to be the corporate pioneer and global market leader in MIGS, with our family of iStent technologies supported by more than 200 peer-reviewed publications, 20 plus years of clinical and commercial experience, and nearly a million iStent devices implanted worldwide since our inception.

Combo-Cataract MIGS

Today, within the U.S. market, our offering of iStent and iStent inject W are FDA-approved for the treatment of mild-to-moderate primary open-angle glaucoma in combination with cataract surgery.

⮚     iStent U.S. FDA approved (2012)

⮚     iStent inject U.S. FDA approved (2018)

⮚     iStent inject W U.S. FDA approved (2020)

These products are also approved and available in various markets internationally. iStent inject W represents the majority of revenues in international markets, however we do continue to sell iStent inject in markets where iStent inject W is not yet available and the first generation iStent in select markets.

FEBRUARY 22, 2022

After years of investment and strategic planning, we are excited to be on the cusp of expanding iStent’s market availability into the standalone glaucoma population with targeted FDA clearance of iStent infinite in the first half of this year.

Standalone MIGS

The iStent infinite is a three-stent device designed for use in a standalone procedure to reduce elevated IOP in glaucoma patients. It includes three heparin-coated titanium stents preloaded into an auto-injection system that allows the surgeon to inject stents across a span of up to approximately six clock hours around Schlemm’s canal, the eye’s primary drainage channel. Once in place, the stents are designed to lower IOP by restoring the natural, physiological outflow of aqueous humor.

⮚  Patients with open-angle glaucoma who have failed prior surgical therapy

o       510(k) U.S. FDA submission has been filed

o       Potential U.S. FDA clearance in the first half of 2022

⮚  Patients with earlier-stage standalone glaucoma

o       IDE pending

iStent infinite’s strong pivotal data results showed profound efficacy and safety outcomes for patients with open-angle glaucoma that failed prior surgical or medical therapy. You can find the associated press release here.

These outcomes also reinforce our confidence that this technology may also effectively serve as an earlier intervention for the treatment of glaucoma.

FEBRUARY 22, 2022

Ab-externo

The PRESERFLO MicroShunt is an ab-externo, surgical glaucoma implant designed to reduce IOP in patients with primary open-angle glaucoma whose IOP is not controlled when using maximum tolerated glaucoma medications or where glaucoma progression warrants surgery. Made of a proprietary, biocompatible material called SIBS poly(styrene-block-isobutylene-block-styrene), the PRESERFLO MicroShunt is a flexible, 8.5-mm-long tube with planar fins to help fixate the device in the tissue through a micro-incision and prevent leakage and migration.

⮚  U.S.

o    PMA pivotal top-line data demonstrated effective mean IOP and medication reduction, but missed its primary endpoint versus trabeculectomy surgery (August 2019)

o       PMA submitted to U.S. FDA (July 2020)

o      Current Status: The FDA has gathered and is evaluating the additional input provided by select glaucoma surgeons to ensure a complete evaluation of the clinical data submitted in the PMA

⮚  International

o     We have successfully commenced initial commercial launch activities in Canada and are preparing for a controlled commercial launch in Australia

o       Preliminary regulatory activities are underway in Brazil and select Latin America markets

Viscoelastic Delivery

iPRIME is a truly minimally-invasive viscoelastic delivery system that further supports the needs of physicians and patients by providing the delivery of viscoelastic during ophthalmic surgery.

⮚  510(k) Clearance of iPRIME received on Jan 6, 2022

o       You can find the associated press release here

⮚  We are planning for a controlled commercial launch of iPRIME in the second quarter of 2022

FEBRUARY 22, 2022

iDose sustained-release pharmaceuticals

Our iDose sustained-release pharmaceutical platform consists of a targeted, minimally-invasive, injectable implant designed to deliver therapeutic levels of medication from within the eye for extended periods of time. Designed to address ubiquitous patient non-adherence and chronic side effects associated with topical medications by providing 24/7, long-duration, robust efficacy with minimal side effects.

iDose TR, which is comprised of travoprost, a well-known prostaglandin analogue, is our first investigational candidate we are advancing leveraging our iDose platform technology.

⮚  U.S. FDA NDA study for patients with ocular hypertension through advanced/refractory glaucoma

o       505b2 pathway

o       Phase 3 fully enrolled (June 2021) – see associated press release here

o       NDA submission filing targeted for 2022

o       Potential NDA approval in 2023

We completed patient enrollment in our Phase 3 clinical trials for iDose TR in June 2021, randomizing 1,150 subjects with open-angle glaucoma or ocular hypertension. The 12-month iDose TR Phase 3 trial results are expected to support Glaukos’ targeted NDA submission by the end of this year and targeted FDA approval by the end of 2023.

We recently announced what we believe is powerful and compelling data that further underscores the potential for this technology to safely provide multiple years of sustained glaucoma pharmaceutical therapy and 24/7 compliance to tackle the significant problem of patient non-adherence to topical glaucoma medication regimens.

The recently announced 36-month analysis of our Phase 2b trial showed compelling results, with roughly 70% of iDose TR subjects still well-controlled with the same or fewer IOP lowering topical medications at 36 months versus screening, compared to only 46% of subjects in the timolol control arm. Further, in this responder group, average IOP reductions from baseline observed at 36 months were substantial, approximately 8.3 mmHg and 8.5 mmHg in the fast- and slow-release iDose TR arms, respectively. You can find the associated press release here.

FEBRUARY 22, 2022

Importantly, a single iDose TR implant is being compared to the timolol control arm that received twice-daily drops, or 2,190 eye drops per eye per protocol, over the 36-month evaluation period.

As a reminder, iDose TR is implanted into the trabecular meshwork to avoid migration through a very facile procedure and is designed so the surgeon can safely exchange the iDose TR with a new implant when the original therapy has fully depleted its pharmaceutical payload. The most recent Phase 2 data readout demonstrated a favorable safety profile, with no clinically significant corneal endothelial cell loss, no serious corneal adverse events, and no adverse events of conjunctival hyperemia reported to date in either iDose elution arm.

These latest Phase 2 results further underscore the potential of iDose TR to safely provide multiple years of sustained dropless therapy and help tackle the significant problem of patient non-adherence and chronic side effects associated with topical glaucoma medication regimens. These data reaffirm our excitement about the potential commercial prospects of iDose TR and mark another critical step forward in the advancement of this potentially game-changing innovation.

FEBRUARY 22, 2022

Given our development success to date with iDose TR, we continue to invest resources to expand our pharmaceutical development capabilities and develop future iDose solutions.

The next-generation iDose extended-release implant, which in a similar size and form factor to the original iDose TR, is designed to provide nearly twice the drug capacity to extend efficacy durations even longer.

o       Pre-clinical

We are also evaluating additional drug classes such as ROCK inhibitors where we have seen encouraging rabbit model data and are establishing prototype implants for lead candidates. o Pre-clinical

FEBRUARY 22, 2022

iLink Bio-Activated Pharmaceuticals

Our iLink bio-activated pharmaceutical platform consists of novel single-use drug formulations that are bio-activated by our proprietary systems through the delivery of ultraviolet light to the cornea to induce a biochemical reaction called corneal cross-linking designed to strengthen, stabilize, and reshape the cornea.

Photrexa (Epi-off™)

Our first-generation iLink therapy, known as iLink Epi-off, uses a novel drug formulation called Photrexa for the treatment of keratoconus, a sight-threatening degenerative disease in which the cornea progressively thins and weakens leading to vision loss.

o       FDA approved

o       Only therapy proven to slow or halt progression of keratoconus

o       Without effective treatment, 1 in 5 progressive keratoconus patients may require corneal transplant[2],3

o       200+ peer-reviewed publications

o       Excellent efficacy and safety profile, extensive clinical evidence and long-term (10-year) follow-up

o       Product-specific J-Code; favorable reimbursement for 97%+ of commercial lives covered

Even though keratoconus is a serious sight-threatening disease and the leading cause of full thickness corneal transplants in the U.S., we believe it remains vastly undertreated. This undertreatment is due primarily to under-diagnosis and the historical lack of an effective solution.

Today, approximately 20% of keratoconus patients ultimately require a cornea transplant, a costly and invasive procedure with high failure rates. In fact, literature suggests 72% of corneal grafts fail within 20 years and 98% fail within 30 years[2,3]. Sadly, as the disease onset is often diagnosed in teenage years, a keratoconus patient may require multiple transplants over their lifetime.

In order to maximize the availability of this important Photrexa therapy for patients, we have made substantial investments and executed upon a number of strategies designed to expand our commercial organization, lower the barriers for adoption by practices, increase awareness of keratoconus across the optometric and ophthalmic community, streamline the referral patterns, and train corneal health professionals on our iLink procedure.

2 Pramanik S, Musch DC, Sutphin JE, Farjo AA. Extended long-term outcomes of penetrating keratoplasty for keratoconus. Ophthalmology. 2006;113(9):1633-1638

3 Maharana PK, Agarwal K, Jhanji V, Vajpayee RB. Deep anterior lamellar keratoplasty for keratoconus: a review. Eye Contact Lens. 2014;40(6):382-389

FEBRUARY 22, 2022

Epioxa™ (Epi-on)

Looking ahead, we are advancing our next-generation iLink therapy, known as Epi-on, which utilizes a proprietary, novel drug formulation called Epioxa, stronger UVA irradiation protocol, and the ability to deliver increased levels of supplemental oxygen.

o       Positive Phase 3 results announced (February 2021)

o       NDA filing targeted for 2022

o       Potential U.S. FDA approval in 2023

o       Designed to reduce treatment time and complexity, improving patient comfort and recovery time

The previously announced positive Phase 3 results for Epi-on (associated press release can be found here) achieved the primary efficacy outcome and underscore our view that this therapy may provide the ophthalmic community and keratoconus patients with the first truly non-invasive, bio-activated drug treatment alternative designed to reduce procedure times, improve patient comfort, and shorten recovery times.

Epi-on’s positive Phase 3 results are expected to support a U.S. NDA submission in 2022 and we are targeting FDA approval for Epi-on in 2023.

As we do with all of our platforms, we continue to drive subsequent generations of future innovation, and we are targeting the commencement of clinical trials for a third-generation iLink therapy later this year.

iLink third-generation	Third-generation iLink therapy o Phase 2 trial targeted for 2022

FEBRUARY 22, 2022

iLution transdermal pharmaceuticals

Our iLution transdermal pharmaceutical platform, which consists of patented cream-based drug formulations, are applied to the outer surface of the eyelid for dropless transdermal delivery of pharmaceutically active compounds for the treatment of eye disorders. We believe iLution’s differentiated delivery approach on the eyelid may offer significant advantages over traditional topical delivery, including the potential for easier administration, faster onset of action, and fewer side effects, such as reduced preservative induced corneal and conjunctival sequalae, all of which can help contribute to better compliance and improved patient outcomes.

Lacrimal Function Unit: integrated system comprising the lacrimal glands, ocular surface (cornea, conjunctiva and meibomian glands) and lids, and the sensory and motor nerves that connect them.

Last month, we announced the commencement of patient enrollment in two Phase 2 clinical trials, including GLK-301 for the treatment of signs and symptoms of dry eye disease and GLK-302 for the treatment of presbyopia. These are the first two investigational drug candidates utilizing our iLution platform, each of which utilizes pilocarpine as its active pharmaceutical ingredient. The commencement of these Phase 2 trials represents a significant milestone in the development of our iLution platform and for our company, and we are excited to have the opportunity to explore what these drug candidates can do for these respective large and underserved patient populations.

FEBRUARY 22, 2022

GLK-301: Dry Eye

GLK-301 is a sterile ophthalmic topical cream to be applied to the eyelids for the treatment of signs and symptoms of Dry Eye Disease. The cream formulation acts as a depot allowing pilocarpine to be delivered through the dermis of the eyelid to the eye.

o       First investigational drug candidate utilizing our iLution platform

o       API: Pilocarpine

o       Phase 2; enrolling patients

o       You can find the associated press releases for GLK-301 here

GLK-302: Presbyopia

GLK-302 is a sterile ophthalmic topical cream to be applied to the eyelid for the treatment of presbyopia. The cream formulation acts as a depot allowing pilocarpine to be delivered through the dermis of the eyelid to the eye.

o       Second investigational drug candidate utilizing our iLution platform

o       API: Pilocarpine

o       Phase 2; enrolling patients

o       You can find the associated press releases for GLK-302 here

Blepharitis	iLution Blepharitis is our preclinical program investigating pharmaceutical compounds that are designed to target the eradication of Demodex mites, which are the root cause of Demodex blepharitis and often associated with meibomian gland dysfunction and related ophthalmic diseases.

	o	Pre-clinical

	o	Demodex mites are the most common ectoparasite found on human skin

	o	Demodex mites are the root cause of Demodex blepharitis and are often associated with meibomian gland dysfunction, a leading cause of dry eye disease, along with several other related ophthalmic diseases

	o	Demodex blepharitis is characterized by eyelid inflammation and irritation resulting in eyelid redness, discomfort and debris. Demodex-driven meibomian gland dysfunction is characterized by decreased lipid secretion into the tear film and is a leading cause of dry eye disease

GLK-311: Glaucoma	GLK-311 is our preclinical program investigating pharmaceutical compounds that are designed for the treatment of anterior segment diseases, such as glaucoma. o Pre-clinical

FEBRUARY 22, 2022

Retina XR bio-erodible sustained-release pharmaceuticals

Our bio-erodible sustained release pharmaceutical platform, known as Retina XR, is designed to treat retinal diseases, the largest market in ophthalmology today estimated to generate $13 billion in worldwide sales and expected to grow nearly 10% annually through 2023[4].

In the U.S., retinal disease affects approximately 28 million people; AMD and diabetic eye disease make up approximately 89% of this patient population.[4]

GLK-401: IVT Multi-Kinase Inhibitor

GLK-401 is a bio-erodible sustained release implant targeting age-related macular degeneration (AMD), diabetic macular edema (DME), and retinal vein occlusion (RVO).

o       Pre-clinical development

o       API: Multi-Kinase Inhibitor

GLK-411: Triamcinolone	GLK-411 is a bio-erodible sustained release implant targeting DME. o Pre-clinical development o API: Triamcinolone

The goal of these pre-clinical programs is to provide retinal specialists and their patients with novel sustained pharmaceutical treatment options that offer a meaningfully longer duration-of-effect than the current standard of care dominated by short-lasting biological injections that often impose tremendous treatment burdens on patients because of the high-frequency of required treatments. We are aiming to advance at least one of these programs into the clinic over the next 12 months.

4 Market Scope, 2019

5 Long-term Experience with Intravitreal Anti-VDGF Treatment in Patients with AMD: Analysis of IRIS Registry Database (presented at 39th Annual Meeting of the American Society of Retina Specialists by Theodore Leng, MD)

FEBRUARY 22, 2022

Our Retina XR multi-kinase inhibitor candidate has demonstrated 10+ months of vascular leakage prevention in rabbit models of AMD.

FEBRUARY 22, 2022

Additional Information

FEBRUARY 22, 2022

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of federal securities laws. All statements other than statements of historical facts included in this presentation that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements are based on management’s current expectations, assumptions, estimates and beliefs. Although we believe that we have a reasonable basis for forward-looking statements contained herein, we caution you that they are based on current expectations about future events affecting us and are subject to risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that may cause our actual results to differ materially from those expressed or implied by forward-looking statements in this presentation. These potential risks and uncertainties that could cause actual results to differ materially from those described in forward-looking statements include, without limitation, uncertainties regarding the duration and severity of the COVID-19 pandemic and its impact on our business or the economy generally; the reduced physician fee and ASC facility fee reimbursement rate finalized by CMS for 2022 for procedures utilizing the Company’s iStent family of products and its impact on our U.S. combo-cataract glaucoma revenue; our ability to continue to generate sales of our commercialized products and develop and commercialize additional products; our dependence on a limited number of third-party suppliers, some of which are single-source, for components of our products; the occurrence of a crippling accident, natural disaster, or other disruption at our primary facility, which may materially affect our manufacturing capacity and operations; securing or maintaining adequate coverage or reimbursement by third-party payors for procedures using the iStent, the iStent inject, the iStent inject W, our corneal cross-linking products or other products in development; our ability to properly train, and gain acceptance and trust from ophthalmic surgeons in the use of our products; our ability to compete effectively in the medical device industry and against current and future competitors (including MIGS competitors); our compliance with federal, state and foreign laws and regulations for the approval and sale and marketing of our products and of our manufacturing processes; the lengthy and expensive clinical trial process and the uncertainty of timing and outcomes from any particular clinical trial or regulatory approval processes; the risk of recalls or serious safety issues with our products and the uncertainty of patient outcomes; our ability to protect, and the expense and time-consuming nature of protecting our intellectual property against third parties and competitors and the impact of any claims against us for infringement or misappropriation of third party intellectual property rights and any related litigation; and our ability to service our indebtedness. These and other known risks, uncertainties and factors are described in detail under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission (SEC), including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, which was filed with the SEC on November 5, 2021, and will also be included in our Annual Report on Form 10-K for the year ended December 31, 2021, which we expect to file on or before March 1, 2022. Our filings with the SEC are available in the Investor Section of our website at www.glaukos.com or at www.sec.gov. In addition, information about the risks and benefits of our products is available on our website at www.glaukos.com. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on the forward-looking statements in this press release, which speak only as of the date hereof. We do not undertake any obligation to update, amend or clarify these forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

FEBRUARY 22, 2022

Statement Regarding Use of Non-GAAP Financial Measures

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), the Company uses certain non-GAAP historical financial measures. Management makes adjustments to the GAAP measures for items (both charges and gains) that (a) do not reflect the core operational activities of the Company, (b) are commonly adjusted within the Company's industry to enhance comparability of the Company's financial results with those of its peer group, or (c) are inconsistent in amount or frequency between periods (albeit such items are monitored and controlled with equal diligence relative to core operations). The Company uses the term "Non-GAAP" to exclude external acquisition-related costs incurred to effect a business combination; amortization of intangible assets acquired in a business combination, asset purchase transaction or other contractual relationship; impairment of goodwill and intangible assets; in-process R&D charges; fair value adjustments to contingent consideration liabilities and pre-acquisition contingencies arising from a business combination; integration and transition costs related to business combinations; fair market value adjustments to inventories acquired in a business combination or asset purchase transaction; restructuring charges, duplicative operating expenses, or asset write-offs (or reversals) associated with exiting or significantly downsizing a business; gain or loss from the sale of a business; gain or loss on the mark-to-market adjustment, impairment, or sale of long-term investments; mark-to-market adjustments on derivative instruments that hedge income or expense exposures in a future period; significant legal litigation costs and/or settlement expenses or proceeds legal and other associated expenses that are both unusual and significant related to governmental or internal inquiries; significant extraordinary one-time partnering receipts or payments immediately recognized as income or expense and that are not recurring; amortization of debt discount and associated issuance costs related to the company’s convertible senior debt offering; and significant discrete income and other tax adjustments related to transactions as well as changes in estimated acquisition-date tax effects associated with business combinations, and the impact from implementation of tax law changes and settlements. See “GAAP to Non-GAAP Reconciliations” for a reconciliation of each non-GAAP measure presented to the comparable GAAP financial measure.

FEBRUARY 22, 2022

GAAP Income Statement

GLAUKOS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net sales	$73,240	$73,234	$294,011	$224,959
Cost of sales	16,865	19,590	66,627	91,719
Gross profit	56,375	53,644	227,384	133,240
Operating expenses:
Selling, general and administrative	47,566	43,792	179,257	171,401
Research and development	26,678	21,244	100,999	85,392
In-process research and development	-	-	10,000	-
Litigation-related settlement	-	-	(30,000)	-
Total operating expenses	74,244	65,036	260,256	256,793
Loss from operations	(17,869)	(11,392)	(32,872)	(123,553)
Non-operating (expense) income:
Interest income	272	498	1,288	2,379
Interest expense	(3,423)	(5,631)	(13,372)	(14,115)
Other (expense) income, net	(1,215)	2,634	(4,311)	2,975
Total non-operating (expense) income	(4,366)	(2,499)	(16,395)	(8,761)
Loss before taxes	(22,235)	(13,891)	(49,267)	(132,314)
Income tax (benefit) provision	(363)	(3,243)	326	(11,966)
Net loss	$(21,872)	$(10,648)	$(49,593)	$(120,348)

Basic net loss per share	$(0.47)	$(0.24)	$(1.07)	$(2.70)

Diluted net loss per share	$(0.47)	$(0.24)	$(1.07)	$(2.70)

Weighted average shares used to compute basic net loss per share	46,922	45,054	46,423	44,497
Weighted average shares used to compute diluted net loss per share	46,922	45,054	46,423	44,497

FEBRUARY 22, 2022

GAAP Balance Sheet

GLAUKOS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	December 31,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$100,708	$96,596
Short-term investments	313,343	307,772
Accounts receivable, net	33,438	36,059
Inventory	23,011	15,809
Prepaid expenses and other current assets	15,626	13,206
Total current assets	486,126	469,442
Restricted cash	9,416	9,566
Property and equipment, net	68,969	24,008
Operating lease right-of-use asset	28,142	20,009
Finance lease right-of-use asset	49,022	51,443
Intangible assets, net	332,781	357,693
Goodwill	66,134	66,134
Deposits and other assets	9,108	7,207
Total assets	$1,049,698	$1,005,502

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$7,333	$4,371
Accrued liabilities	56,027	45,331
Total current liabilities	63,360	49,702
Convertible senior notes	280,026	189,416
Operating lease liability	29,650	20,704
Finance lease liability	72,699	60,690
Deferred tax liability, net	7,318	10,512
Other liabilities	9,494	7,029
Total liabilities	462,547	338,053

Stockholders' equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.001 par value; 150,000 shares authorized; 46,993 and 45,275 shares issued and 46,965 and 45,247 shares outstanding at December 31, 2021 and December 31, 2020, respectively	47	45
Additional paid-in capital	952,432	976,590
Accumulated other comprehensive income	15	1,004
Accumulated deficit	(365,211)	(310,058)
Less treasury stock (28 shares as of December 31, 2021 and December 31, 2020)	(132)	(132)
Total stockholders' equity	587,151	667,449
Total liabilities and stockholders' equity	$1,049,698	$1,005,502

FEBRUARY 22, 2022

Primary GAAP to Non-GAAP Reconciliations

GLAUKOS CORPORATION

GAAP to Non-GAAP Reconciliations

(in thousands, except per share amounts and percentage data)

(unaudited)

	Q4 2021				Q4 2020
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Cost of sales	$16,865	$(5,562)	(a)	$11,303	$19,590	$(7,417)	(a)(f)(g)	$12,173

Gross Margin	77.0%	7.6%		84.6%	73.3%	10.1%		83.4%

Operating expenses:
Selling, general and administrative	$47,566	$(862)	(b)(c)	$46,704	$43,792	$(3,622)	(b)(c)(f)(h)(i)	$40,170

Research and development	$26,678	$(1,130)	(d)(e)	$25,548	$21,244	$71	(d)(f)	$21,315

Loss from operations	$(17,869)	$7,554		$(10,315)	$(11,392)	$10,968		$(424)

Interest expense	$(3,423)	$-		$(3,423)	$(5,631)	$2,740	(j)	$(2,891)

Income tax (benefit) provision	$(363)	$-		$(363)	$(3,243)	$3,830	(k)	$587

Net loss	$(21,872)	$7,554	(l)	$(14,318)	$(10,648)	$9,878	(l)	$(770)

Basic net loss per share	$(0.47)	$0.16		$(0.31)	$(0.24)	$0.22		$(0.02)

Diluted net loss per share	$(0.47)	$0.16		$(0.31)	$(0.24)	$0.22		$(0.02)

(a)	Cost of sales adjustments related to the acquisition of Avedro, Inc. (Avedro), including amortization of developed technology intangible assets, stock-based compensation expense related to replacement awards, and reversal of restructuring expenses, totaling $5.6 million in Q4 2021 and Q4 2020.

(b)	Avedro acquisition-related expenses, including amortization expense of customer relationship intangible assets and stock-based compensation expense related to replacement awards of $0.9 million in Q4 2021 and Q4 2020.

(c)	Expenses related to the Company's patent infringement litigation and related matters of ($0.1) million in Q4 2021 and $0.9 million in Q4 2020.

(d)	Stock-based compensation expense related to replacement awards from the acquisition of Avedro of $0.1 million in Q4 2021 and $0.2 million in Q4 2020.

(e)	Milestone payment expense of $1.0 million associated with the licensing arrangement with Intratus, Inc.

(f)	Employee Retention and Family First act credits in the amount of ($0.1) million in cost of sales, ($0.2) million in research and development, and ($0.7) million in selling, general and administrative.

(g)	iStent Inject inventory excess charges from the launch of iStent Inject W in the amount of $1.9 million.

(h)	Adjustment of $2.6 million related to certain indirect tax reserves.

(i)	($0.1) million related to the Company's implementation of its new enterprise systems and other technology optimizations, restructuring expenses associated with the acquisition of Avedro, and integration expenses from the acquisition of Avedro.

(j)	Non-cash interest expense for the amortization of debt discount and associated issuance costs related to the convertible senior notes.

(k)	Tax benefit related to the Company's issuance of the convertible senior notes.

(l)	Includes total tax effect for non-GAAP pre-tax adjustments. For non-GAAP adjustments associated with the U.S., the tax effect is $0 given the Company's U.S. taxable loss positions in both 2021 and 2020.

FEBRUARY 22, 2022

GLAUKOS CORPORATION

GAAP to Non-GAAP Reconciliations

(in thousands, except per share amounts and percentage data)

(unaudited)

	Full Year 2021				Full Year 2020
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Cost of sales	$66,627	$(22,455)	(a)	$44,172	$91,719	$(53,784)	(a)(g)(h)(m)(n)	$37,935
Gross Margin	77.3%	7.7%		85.0%	59.2%	23.9%		83.1%

Operating expenses:
Selling, general and administrative	$179,257	$(7,025)	(b)(c)	$172,232	$171,401	$(19,107)	(b)(c)(i)(m)(o)	$152,294

Research and development	$100,999	$(1,556)	(d)(p)	$99,443	$85,392	$(2,451)	(d)(j)(m)	$82,941

In-process research and development	$10,000	$(10,000)	(e)	$-	$-	$-		$-

Litigation-related settlement	$(30,000)	$30,000	(f)	$-	$-	$-		$-

Loss from operations	$(32,872)	$11,036		$(21,836)	$(123,553)	$75,342		$(48,211)

Interest expense	$(13,372)	$-		$(13,372)	$(14,115)	$5,974	(k)	$(8,141)

Income tax provision (benefit)	$326	$-		$326	$(11,966)	$12,050	(l)	$84

Net loss	$(49,593)	$11,036	(q)	$(38,557)	$(120,348)	$69,266	(q)	$(51,082)

Basic net loss per share	$(1.07)	$0.24		$(0.83)	$(2.70)	$1.55		$(1.15)

Diluted net loss per share	$(1.07)	$0.24		$(0.83)	$(2.70)	$1.55		$(1.15)

(a)	Cost of sales adjustments related to the acquisition of Avedro, Inc. (Avedro), including amortization of developed technology intangible assets, stock-based compensation expense related to replacement awards, and reversal of restructuring expenses, totaling $22.5 million in 2021 and $22.9 million in 2020.

(b)	Avedro acquisition-related expenses, including amortization expense of customer relationship intangible assets and stock-based compensation expense related to replacement awards of $4.1 million in 2021 and $9.5 million in 2020.

(c)	Expenses related to the Company's patent infringement litigation and related matters of $2.9 million in 2021 and $5.2 million in 2020.

(d)	Stock-based compensation expense related to replacement awards from the acquisition of Avedro of $0.6 million in 2021 and $2.5 million in 2020.

(e)	Upfront payments associated with the execution of the amended licensing arrangement with Intratus, Inc. and the licensing arrangement with Attillaps Holdings Inc.

(f)	Settlement proceeds received related to the Company's patent infringement litigation.

(g)	$4.3 million of inventory write-off charges and COVID-19 related excess and obsolete reserves, a portion of which includes the associated fair-value step up of acquired Avedro inventory.

(h)	$24.7 million of inventory fair value step-up costs associated with the acquisition of Avedro.

(i)	$2.5 million of expenses related to the Company's implementation of its new enterprise systems and other technology optimizations, restructuring expenses associated with COVID-19 and the acquisition of Avedro, and integration expenses from the acquisition of Avedro.

(j)	Restructuring expenses associated with COVID-19 and the acquisition of Avedro, totaling $0.2 million.

(k)	Non-cash interest expense for the amortization of debt discount and associated issuance costs related to the convertible senior notes.

(l)	Tax benefit related to the Company's issuance of the convertible senior notes.

(m)	Employee Retention and Family First act credits in the amount of ($0.1) million in cost of sales, ($0.2) million in research and development, and ($0.7) million in selling, general and administrative.

(n)	iStent Inject inventory excess charges from the launch of iStent Inject W in the amount of $1.9 million.

(o)	Adjustment of $2.6 million related to certain indirect tax reserves.

(p)	Milestone payment expense of $1.0 million associated with the licensing arrangement with Intratus, Inc.

(q)	Includes total tax effect for non-GAAP pre-tax adjustments. For non-GAAP adjustments associated with the U.S., the tax effect is $0 given the Company's U.S. taxable loss positions in both 2021 and 2020.

FEBRUARY 22, 2022

Additional GAAP to Non-GAAP Reconciliations

	GAAP to Non-GAAP Reconciliation - Full Year 2021 (in thousands)
	Full Year 2021 GAAP Gross Margin	Amort. of Dev Tech Intangibles	Stock-based Comp Exp on Replacement Awards	Full Year 2021 Non-GAAP Gross Margin
Net Sales	$294,011			$294,011

COGS	$66,627	$(22,092)	$(363)	$44,172

Gross Profit	$227,384	$22,092	$363	$249,839

Gross Margin	77%			85%

	Pro Forma Revenue Detail
	4Q 2019	FY 2019	4Q 2021	FY 2021
Glaukos	$65,849	$236,984	$73,240	$294,011

Avedro (1)	$6,425	$36,533	$-	$-

Pro Forma (1)	$72,274	$273,517	$73,240	$294,011

(1) Pro Forma includes results from the unaudited quarterly reports of Avedro for the 9 months ending Sep 30, 2019 and unaudited internal estimates for Oct 1, 2019 through the closing of the transaction on Nov 21, 2019

For Non-GAAP disclosures associated with the company’s quarterly results in the second and third quarter of 2021, please see reconciliations here and here, respectively.